Exhibit 99.1
Tutogen Medical, Inc. Reports Year-End
Fiscal 2007 Financial Results
For Immediate Release
Contacts:

L. Robert Johnston, Jr.	Lytham Partners, LLC
Chief Financial Officer	Joe Diaz
Tutogen Medical, Inc.	Joe Dorame
386-462-0402	Robert Blum
bjohnston@tutogen.com	602-889-9700
ALACHUA, FLORIDA – December 10, 2007 – Tutogen Medical, Inc. (AMEX: TTG), a leading manufacturer of sterile biological implant products made from human (allograft) and animal (xenograft) tissue, today announced financial results for the fiscal year and fourth quarter ended September 30, 2007.
Summary of 2007
Highlights for the fiscal year include:
•	Total fiscal year 2007 revenues increased 42%;

•	Sales of dental products increased 38% in fiscal year 2007;

•	Sales of spine products increased 92%;

•	Surgical specialty product sales increased 65%;

•	U.S. revenues increased 49% for the fiscal year;

•	International revenues increased 27% in fiscal 2007;

•	Net income for fiscal year 2007 was $6.8 million, or $0.36 per fully diluted share, compared to a net loss of $0.6 million, or $(0.04) per fully diluted share, in fiscal year 2006; and,

•	Announced in November 2007 merger with Regeneration Technologies, Inc.
Merger Agreement with Regeneration Technologies:
As previously reported, on November 12, 2007, the Company entered into a merger agreement with Regeneration Technologies, Inc. The merger agreement provides that the Company’s stockholders will receive 1.22 shares of Regeneration Technologies common stock for each share of the Company’s stock that they own. Upon completion of the merger, the Company’s stockholders will own approximately 45 percent of the combined company, on a fully diluted basis. The proposed merger is currently estimated to be completed in March, 2008.
2007 Fiscal Year Financial Results
For the 2007 fiscal year the Company reported revenues of $53.8 million compared to $37.9 million in fiscal 2006; an increase of 42%. A gross margin of 57% for fiscal year 2007 was comparable to that of the previous year. Total operating expenses for fiscal year 2007 were $27.3 million versus $21.9 million in the previous year. The increase in expenses was primarily related to: 1) increased marketing fees to Zimmer of $2.6 million directly related to the growth in U.S. dental sales; 2) an increase in stock option expenses of $310,000; 3) unusual general and administrative expenses in the fourth quarter associated with Sarbanes Oxley compliance of $427,000 and the relocation of Company executives of $290,000; and, 4) $942,000 for increased personnel, sales and marketing and facility expenses related to the Company’s growth in fiscal year 2007. Interest expense increased $905,000 to $1.2 million in 2007 due to the Company issuing a $3.0 million debenture and incurring other debt to finance plant expansions in the U.S. and Germany. Interest expense is expected to be 50% lower in 2008 than 2007 as the debenture fully converted into common stock in the third quarter of 2007, and, as of September 30, 2007, the Company had paid down all of the outstanding balances on its short term lines of credit in the U.S. and Germany.
The Company had a $4.2 million tax benefit in 2007 due to a reversal of the full valuation allowance in the U.S. of $6.2 million offset by income tax expense of $334,000 as a result of the reduction of the Company’s German tax rate, with the remaining $1.7 million related primarily to the utilization of net operating losses associated with taxable income.
The Company reported net income of $6.8 million, or $0.36 per fully diluted share in fiscal year 2007 compared to a net loss of $0.6 million, or $(0.04) per fully diluted share, in the previous fiscal year. Excluding the $4.2 million tax benefit, the Company generated a net income of $2.6 million or $.15 basic and $.14 diluted income per share.
2007 Fourth Fiscal Quarter Financial Results
For the fourth fiscal quarter of 2007, Tutogen reported a 41% increase in revenues to $15.2 million compared to $10.8 million in the fourth quarter of fiscal year 2006. Overall U.S. product sales increased 38% for the fourth fiscal quarter of 2007 compared to the same period in 2006 and international sales increased 47% on the same comparative basis. When comparing the fourth fiscal quarter of 2007 with that of 2006, dental product sales increased 34%; spine products sales increased 23%; and surgical specialties product sales increased 69%. The fourth quarter gross margin was 50% due to unusually high write-offs of inventory ($538,000 or 4% impact on the gross margin), seasonality in dental sales for the fourth quarter, unfavorable product mix/yields and backorders of certain high margin tissue products. The gross margin is expected to be in the 53-55% range for the first quarter of fiscal year 2008 and to approach the 57-59% range in subsequent quarters due to continued growth in high margin dental sales, price increases over various products lines during the first and second quarters of 2008, the filling of backorders of high margin tissue products particularly with the addition of multiple new tissue sourcing deals and additional production efficiencies with higher volumes and improved product yields. The expenses in the fourth quarter included unusual general and administrative charges of $427,000 for Sarbanes Oxley compliance matters and $290,000 in connection with the relocation of Company executives and $334,000 in tax expense related to the aforementioned change in the German corporate tax rate. As a result, the Company reported a net loss of $440,000, or $0.02 loss per fully diluted share, in the fourth fiscal quarter of 2007 compared to net income of $599,000, or $0.04 per fully diluted share, in the comparable quarter last year. Excluding the gross margin items and general and administrative and tax expenses in the fourth quarter, the Company would have been profitable.
Guy L. Mayer, President and Chief Executive Officer of Tutogen Medical, said, “Fiscal 2007 was a watershed year for Tutogen Medical. We made significant strides in positioning the Company for consistent future growth. Sales in all of the markets in which we compete achieved strong double digit growth. We are very pleased with the continued market acceptance of our dental products, the strong increase in overall domestic sales and the strong increase in international sales. We are particularly pleased with the year-over-year sales growth in our spine products. This is a market that required us to make a significant strategic shift to develop higher value machined-bone products and surgical instruments to successfully implant those products. The 92% sales growth in 2007 in spine product sales indicates to us that we are heading in the right direction in that market. All in all, we are gratified with the operating and financial results of fiscal year 2007.”
Mr. Mayer continued, “During the year, we signed a new agreement with Zimmer Dental to distribute our dental products internationally, which represents a significant opportunity for additional growth. In our surgical specialty markets, we entered into a worldwide agreement with Coloplast for our urology product portfolio in May of 2007. The most compelling markets for future growth are our entry into the hernia repair market with Davol, a subsidiary of C.R. Bard, in January of 2007 and into the breast reconstruction market for post mastectomy procedures with Mentor Corporation in July of 2007. We believe that partnering with these industry leaders in specialty surgical markets for our dermis allograft products creates significant growth opportunities in large and established markets for many years to come. Our dermis allograft products are performing very well clinically and offer significant benefit enhancement to surgeons and patients.”
“Additionally, during fiscal 2007 we strengthened the infrastructure of the Company by completing the expansion of our tissue processing facilities in Germany and in the U.S., we expanded our tissue sourcing capabilities and we raised the appropriate amount of capital that significantly improved our balance sheet to ensure that Tutogen has the financial wherewithal to continue to effectively execute on our strategic business plan.”
Mr. Mayer concluded. “As it relates to the recently announced agreement to merge with Regeneration Technologies, Inc. which is expected to close in March 2008, we believe that the combined company will be the leading provider of sterile biologic solutions for patients around the world. Together with Regeneration Technologies, we will be able to address an even broader range of medical specialties with a diversified mix of implants with industry leading distribution partners. We are very excited with the opportunities ahead for the new combined company. There exists a compelling strategic fit with highly complementary product lines and distributor mix, increasing growth and diversification. With the $5-6 million of identified cost synergies, revenue enhancement and upside opportunities with increased tissue sourcing capabilities, we expect that the combined company will deliver increased earnings to our shareholders.”
Conference Call
Tutogen Medical will conduct a conference call on Monday, December 10, 2007, beginning at 4:30 p.m. ET to review the results of the fourth quarter and year end. Interested parties can access the call by dialing (888) 408-9532 or (706) 679-5064 or by accessing the web cast at http://www.tutogen.com/investor.aspx. A replay of the call will be available at (800) 642-1687 or (706) 645-9291, conference ID number: 19673685 for 3 days following the call, and the web cast can be accessed at http://www.tutogen.com/investor.aspx for 30 days.
About Tutogen Medical, Inc.
Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its proprietary Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. The Company’s Tutoplast® products are sold and distributed worldwide by Zimmer Spine and Zimmer Dental, subsidiaries of Zimmer Holdings, Inc., Davol Inc., a subsidiary of C.R. Bard

Inc., the Mentor Corporation, Coloplast Corp., IOP, Inc. and through independent distributors internationally. For more information, visit the Company’s web site at http://www.tutogen.com.
Forward-Looking Statement Disclaimer:
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the likelihood of completing the merger with Regeneration Technologies, Inc., that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. All information in this press release is as of the date hereof, and the Company undertakes no duty to update this information unless required by law.
Important Additional Information and Where to Find It
The proposed merger will be submitted to the respective stockholders of Regeneration Technologies and Tutogen for their consideration, and Regeneration Technologies and Tutogen will file a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the S.E.C. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the S.E.C., as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Regeneration Technologies and Tutogen, at the S.E.C.’s Internet website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Regeneration Technologies’ website (http://www.rtix.com) or Tutogen’s website (http://www.tutogen.com). Copies of the joint proxy statement/prospectus and the S.E.C. filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Thomas F. Rose, Vice President and CFO, Regeneration Technologies Inc., PO Box 2650, Alachua, FL 32616 or to L. Robert Johnston, CFO, Tutogen Medical, Inc., 13709 Progress Blvd., Box 19, Alachua, FL 32615.
Regeneration Technologies and Tutogen, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Regeneration Technologies and Tutogen in connection with the proposed merger. Information about the directors and executive officers of Regeneration Technologies and their ownership of Regeneration Technologies common stock is set forth in the proxy statement, dated March 30, 2007, for Regeneration Technologies’ annual meeting of stockholders, as filed with the S.E.C. on a Schedule 14A. Information about the directors and executive officers of Tutogen and their ownership of Tutogen common stock is set forth in the proxy statement, dated February 5, 2007, for Tutogen’s annual meeting of stockholders, as filed with the S.E.C. on a Schedule 14A. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.
Financial Tables to Follow

Consolidated Statement of Income (Loss)
Years Ended September 30, 2007, 2006 and 2005
(In Thousands, Except for Share and Per Share Data)

	2007	2006	2005
Revenue	$53,819	$37,947	$31,860

Cost of revenue	23,009	16,336	20,129

Gross profit	30,810	21,611	11,731

Operating Expenses
General and administrative	9,277	7,803	5,790
Distribution and marketing	15,795	12,261	11,509
Research and development	2,203	1,834	1,659

Total Operating Expenses	27,275	21,898	18,958

Operating income (loss)	3,535	(287)	(7,227)

Foreign exchange loss	(118)	(311)	(173)
Interest and other income	367	108	77
Interest and other expense	(1,198)	(293)	(130)

	(949)	(496)	(226)

Income (loss) before taxes	2,586	(783)	(7,453)

Income tax benefit	(4,172)	(194)	(436)

Net income (loss)	$6,758	$(589)	$(7,017)

Average shares outstanding for basic earnings per share	17,682,750	16,027,469	15,919,286

Basic earnings (loss) per share	$0.38	$(0.04)	$(0.44)

Average shares outstanding for diluted earnings per share	19,080,164	16,027,469	15,919,286

Diluted earnings (loss) per share	$0.36	$(0.04)	$(0.44)

Consolidated Balance Sheets
September 30, 2007 and 2006
(In Thousands)

	September	September 30
	2007	2006
Current assets	$42,058	$24,250
Fixed assets, net	14,429	12,940
Deferred income taxes and other assets	2,763	1,727

Total Assets	$59,250	$38,917

Current liabilities	$12,972	$16,035
Long-term debt	3,278	3,673
Deferred distribution fees and other noncurrent liabilities	2,641	3,988
Shareholders’ equtiy	40,359	15,221

Total Liabilities and Shareholders’ Equity	$59,250	$38,917